Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO Fiona McKone, VP - Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE INCREASES
REVOLVING CREDIT FACILITY TO $1.5 BILLION

December 13, 2012 – HOUSTON, TX – Crown Castle International Corp. (“Crown Castle”) (NYSE: CCI) today announced that its direct wholly owned subsidiary, Crown Castle Operating Company (“CCOC”), increased the size of its $1.0 billion Senior Secured Revolving Credit Facility (“Revolver”), maturing on January 31, 2017, by $500 million to a total capacity of $1.5 billion.  All other existing terms of the Revolver remain unchanged.
Borrowings under the Revolver, together with a portion of the proceeds from the previously-announced offering of $1.5 billion of senior secured notes by Crown Castle’s subsidiary, CC Holdings GS V LLC, are expected to be used to finance the previously-announced tender offer for any and all of Crown Castle’s outstanding 9.00% Senior Notes due 2015.
Loans under the Revolver bear interest at a per annum rate equal to LIBOR plus 2.0% to 2.75%, based on CCOC’s total net leverage ratio.  As of December 13, 2012, Crown Castle has $770 million drawn under the Revolver and Crown Castle expects to draw an additional $450 million to fund the aforementioned tender offer.
The Revolver increase was arranged by RBS Securities Inc.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications.  Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population.  Crown Castle owns, operates and manages approximately 30,000 and 1,700 wireless communication sites in the US and Australia, respectively.  For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management's current expectations.  Such statements include plans, projections and estimates regarding the use of proceeds from the previously-announced notes offering and the Revolver.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  More information about potential risk factors that could affect Crown Castle's results is included in our filings with the Securities and Exchange Commission.  The term "including," and any variation thereof, means "including, without limitation."